UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 15, 2008

TRANSCEND SERVICES, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-18217	33-0378756
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)

One Glenlake Parkway, Suite 1325, Atlanta, GA 30328

(Address of principal executive offices, including zip code)

(678) 808-0600

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)

Compensation of Named Executive Officers

On December 15, 2008, the Compensation Committee of Transcend Services, Inc. (“Transcend”) completed its annual performance and compensation review of the Company’s named executive officers (“executive officers”) as defined by Item 402(a)(3) of Regulation S-K and made recommendations to the Board of Directors for fiscal 2009 compensation. The following is a description of the compensation arrangements that were approved by the Board of Directors for Transcend’s executive officers:

Fiscal 2009 Annual Base Salary

The following salary changes were approved by the Board of Directors effective January 1, 2009:

	Annual Salary
Name	Previous	New
Larry Gerdes	$265,000	$315,000
Lance Cornell	$180,000	$200,000
Susan McGrogan	$200,000	$250,000
Leo Cooper	$180,000	$190,000

Fiscal 2009 Target Awards under the 2009 Bonus Plan

For fiscal 2009, each of the executive officers is eligible to earn a cash incentive award under Transcend’s 2009 Bonus Plan based primarily on the achievement of specified objective performance targets and, to a lesser extent, other discretionary measures for the 2009 fiscal year. Mr. Gerdes, Mr. Cornell and Ms. McGrogan are each eligible to receive a bonus at a target rate of 50% of annual salary, with the potential to achieve 120% of the target rate (60% of annual salary) upon specified over-achievement of their objectives. Mr. Cooper is eligible to receive a target bonus of $20,000, with the potential to achieve 120% of the target bonus ($24,000) upon specified over-achievement of his objectives. Such bonuses, if any, will be paid in the first quarter of 2010.

Name	Bonus at Target
Larry Gerdes	$157,500
Lance Cornell	$100,000
Susan McGrogan	$125,000
Leo Cooper	$20,000

In addition, Mr. Cooper is eligible to receive a commission equal to 1% of “first year annual revenue,” as defined in his compensation plan, generated from 2009 new customer sales, payable over the first year of the agreements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Transcend Services, Inc.

Date: December 17, 2008	/s/ Lance Cornell
Lance Cornell
Chief Financial Officer
(Principal Financial Officer)